Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports Third Quarter 2020 Results

●	Diversification strategy drove 49% growth in International revenue to $429 thousand; sequentially, International revenue was up 28%

●	Drill-N-Ream active in Kuwait, Ukraine, Oman, the UAE and Qatar

●	Total annualized cost reductions of approximately $3.5 million implemented year-to-date in response to industry conditions

●	Latest cost reduction efforts reduced cash break even to $700 thousand per month

●	Expects to achieve cash breakeven entering into 2021

VERNAL, UT, November 6, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the third quarter ended September 30, 2020.

Troy Meier, Chairman and CEO, commented, “We are taking measures to provide for liquidity while keeping our sights on the long term. Importantly, our results demonstrate that the value of our Drill-N-Ream® well bore conditioning tool has been gaining traction internationally even against the temporary headwinds of current industry conditions. We are now operating in five countries outside of North America, as we are pulled into more regions by global oil field service companies who benefit from the economic value of the DNR technology. In addition, given the documented increase of drilling efficiencies when using the DNR, we believe it also contributes to the reduction of environmental impact while drilling for fossil fuels.”

Third Quarter 2020 Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands,except per share amounts)	September 30, 2020	June 30, 2020	September 30, 2019	Change Sequential	Change Year/Year
North America	1,118	1,689	4,788	(33.8)%	(76.6)%
International	429	335	289	27.9%	48.7%
Total Revenue	$1,547	$2,024	$5,076	(23.6)%	(69.5)%
Tool Sales/Rental	$549	$371	$1,361	48.1%	(59.7)%
Other Related Tool Revenue	642	973	1,834	(34.0)%	(65.0)%
Tool Revenue	1,191	1,343	3,195	(11.4)%	(62.7)%
Contract Services	357	681	1,881	(47.6)%	(81.0)%
Total Revenue	$1,547	$2,024	$5,076	(23.6)%	(69.5)%

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

Year-over-year revenue was down $3.5 million, or 70%. Sequentially, revenue declined about 24%, or $0.5 million demonstrating improving market conditions given the August 2020 low point in U.S. rig count. The market was driven to its low point due to the initial impacts of COVID-19 and the geopolitically driven imbalance of supply and demand in the global oil market. Even as production activity declined around the world, International revenue grew $141 thousand, or 49%, to $429 thousand. This supported total Tool revenue, which was down just 11.4%, a much lower rate than the overall market. The Company attributes these results to the value created from improved drilling efficiencies provided by the DNR.

International revenue grew to 28% of total revenue in the quarter compared with 6% the prior-year period.

Additionally, the Company recognized $41 thousand in other income related to a machine tool lease under an SBA loan that was forgiven as part of the CARES act.

Third Quarter 2020 Operating Costs

($ in thousands,except per share amounts)	September 30, 2020	June 30, 2020	September 30, 2019	Change Sequential	Change Year/Year
Cost of revenue	$871	$1,100	$2,063	(20.8)%	(57.8)%
As a percent of sales	56.3%	54.3%	40.6%
Selling, general & administrative	$1,530	$1,340	$2,502	14.2%	(38.9)%
As a percent of sales	98.9%	66.2%	49.3%
Depreciation & amortization	$693	$680	$739	1.9%	(6.1)%
Total operating expenses	$3,094	$3,120	$5,303	(0.8)%	(41.7)%
Operating loss	$(1,546)	$(1,096)	$(227)	NM	NM
As a % of sales	(99.9)%	(54.1)%	(4.5)%
Other (expense) income including income tax (expense)	$(185)	$(146)	$(191)	26.9%	(3.0)%
Net loss	$(1,731)	$(1,242)	$(418)	NM	NM
Diluted loss per share	$(0.07)	$(0.05)	$(0.02)	NM	NM
Adjusted EBITDA(1)	$(607)	$(222)	$1,083	NM	NM

(1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

The cost of revenue decreased approximately $1.2 million over the prior-year period reflecting lower volume and lower costs resulting from the execution of the first two phases of the Company’s plans to reduce costs to better align with current demand. As a percentage of revenue, cost of sales was 56% compared with 41% for prior-year period. The increase reflects lower absorption of overhead costs on reduced volume.

The 39% decline in selling, general and administrative expense (SG&A), which includes research and development projects, was primarily due to Phases I and II of cost reduction measures initiated in April 2020.

The Company has reduced its monthly cash burn rate to approximately $700 thousand through further payroll reductions beginning October 23, 2020. This is down 22% from the previous level of approximately $200 thousand per month. The Company expects that at this rate, and given expected improvements in monthly revenue, it will achieve cash break even entering into 2021.

Net loss for the quarter was $1.7 million, compared with a net loss of $418 thousand in the third quarter of 2019. Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was a negative $607 thousand.

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.

Year-to-Date Review

Revenue in the first nine months of 2020 was $8.9 million, compared with $14.0 million in the same period in 2019. International revenue increased 121% in the first nine months, and U.S. revenue was down just 47%, while the average U.S. rig count market declined by 52%. The first nine months of 2020 were impacted by the effect COVID-19 has had on the demand for oil and gas which resulted in a significant reduction in drilling activity in the U.S.

Tool revenue was $6.1 million, down 33%, or $3.1 million, from the prior-year period. Contract Services revenue decreased approximately $2.7 million, or 49%, to $2.8 million. Net loss for the first nine months of 2020 was $2.8 million, or $(0.11) per diluted share. Adjusted EBITDA(1) for the first nine months of 2020 was $391 thousand. Adjusted EBITDA margin was 4.4% in 2020, compared with 22.9% in 2019.

Balance Sheet and Liquidity

Cash at the end of the quarter was $1.4 million, up from $1.2 million at the end of 2019, but down from $2.5 million at the end of the second quarter of 2020. Cash used in operations in the third quarter of 2020 was $842 thousand.

Total debt at the end of the third quarter was $6.7 million, down $0.2 million, or 3.6%, compared with $6.9 million at June 30, 2020.

Strategy and outlook

Mr. Meier concluded, “We expect that as the DNR is actively employed in new basins around the world and we further diversify our customer base, revenue should improve from here. We are working to develop the logistical and partnership structures to continue to penetrate international markets and globally improve how fossil fuels are produced.”

Definitions and Composition of Product/Service Revenue:

Contract Services Revenue is comprised of drill bit and other repair and manufacturing services.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale of tools or tools rented to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, November 13, 2020. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13710951, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC
(716) 843-3908, dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Periods Ended September 30, 2020 and 2019

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019

Revenue
North America	$1,118,404	$4,787,693	$7,387,847	$13,957,666
International	429,038	288,522	1,541,746	698,337
Total revenue	$1,547,442	$5,076,215	$8,929,593	$14,656,003

Operating cost and expenses
Cost of revenue	870,655	2,062,803	4,284,716	6,119,429
Selling, general, and administrative expenses	1,529,887	2,501,970	4,887,999	6,387,205
Depreciation and amortization expense	693,259	738,555	2,134,398	2,680,070

Total operating costs and expenses	3,093,801	5,303,328	11,307,113	15,186,704

Operating loss	(1,546,359)	(227,113)	(2,377,520)	(530,701)

Other income (expense)
Interest income	145	12,080	5,775	52,444
Interest expense	(126,482)	(196,582)	(450,210)	(590,805)
Impairment on asset held for sale	-	(6,143)	(30,000)	(6,143)
Loan forgiveness	41,403	-	41,403	-
Gain on disposition of assets	-	-	142,234	14,147
Total other expense	(84,934)	(190,645)	(290,798)	(530,357)

Loss before income taxes	(1,631,293)	(417,758)	(2,668,318)	(1,061,058)

Income tax expense	(99,979)	-	(106,414)	-
Net loss	$(1,731,272)	$(417,758)	$(2,774,732)	$(1,061,058)

Basic loss earnings per common share	$(0.07)	$(0.02)	$(0.11)	$(0.04)

Basic weighted average common shares outstanding	25,555,167	25,074,466	25,469,609	25,042,577

Diluted loss per common share	$(0.07)	$(0.02)	$(0.11)	$(0.04)

Diluted weighted average common shares outstanding	25,555,167	25,074,466	25,469,609	25,042,577

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$1,412,370	$1,217,014
Accounts receivable, net	1,441,783	3,850,509
Prepaid expenses	73,785	139,070
Inventories	943,870	924,032
Asset held for sale	40,000	252,704
Other current assets	-	252,178

Total current assets	3,911,808	6,635,507

Property, plant and equipment, net	7,859,200	8,045,692
Intangible assets, net	1,111,111	1,986,111
Right of use assets	146,450	-
Deferred tax asset	34,692	-
Other noncurrent assets	83,114	93,619
Total assets	$13,146,375	$16,760,929

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable	$663,090	$945,414
Accrued expenses	843,197	683,832
Customer deposits	-	61,421
Income tax payable	98,028	15,880
Current portion of operating lease liability	108,104	-
Current portion of long-term debt, net of discounts	4,760,252	4,102,543

Total current liabilities	6,472,671	5,809,090

Operating lease liability	38,346	-
Long-term debt, less current portion, net of discounts	1,937,271	3,848,863
Total liabilities	8,448,288	9,657,953

Shareholders’ equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 25,434,776 and 25,418,126 shares issued and outstanding	25,617	25,418
Additional paid-in-capital	40,439,035	40,069,391
Accumulated deficit	(35,766,565)	(32,991,833)
Total shareholders’ equity	4,698,087	7,102,976
Total liabilities and shareholders’ equity	$13,146,375	$16,760,929

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Periods Ended September 30, 2020 and 2019
(unaudited)

	September 30, 2020	September 30, 2019
Cash Flows From Operating Activities
Net loss	$(2,774,732)	$(1,061,058)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	2,134,398	2,680,070
Share based compensation expense	369,843	473,717
Impairment on asset held for sale	30,000	6,143
Gain on disposition of assets	(142,234)	(14,147)
Gain on forgiveness of loan	(41,403)	-
Amortization of deferred loan costs	13,894	10,561
Changes in operating assets and liabilities:
Accounts receivable	2,408,726	(1,825,347)
Inventories	(942,831)	(539,586)
Prepaid expenses and other noncurrent assets	327,968	(39,998)
Accounts payable, accrued expenses and income tax payable	(18,728)	1,531,085
Other noncurrent assets	(34,692)	-
Other long term liabilities	(61,421)	-
Net Cash From Operating Activities	1,268,788	1,221,440

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(154,475)	(392,691)
Proceeds from sale of fixed assets	117,833	-
Net Cash From Investing Activities	(36,642)	(392,691)

Cash Flows From Financing Activities
Principal payments on debt	(2,167,539)	(3,813,443)
Proceeds received from debt borrowings	964,120	800,000
Payments on revolving loan	(1,018,690)	(735,019)
Proceeds received on revolving loan	1,185,319	1,517,005
Debt issuance costs	-	(70,103)
Net Cash From Financing Activities	(1,036,790)	(2,301,560)

Net Change in Cash	195,356	(1,472,811)
Cash at Beginning of Period	1,217,014	4,264,767
Cash at End of Period	$1,412,370	$2,791,956

Supplemental information:
Cash paid for Interest	$460,640	$673,251
Acquisition of equipment by issuance of note payable	-	183,378
Inventory converted to property, plant and equipment	922,993	582,879
Reduction of debt with sale of asset	211,667	-

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Superior Drilling Products, Inc. Reports Third Quarter 2020 Results
November 6, 2020

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
($, in thousands)	September 30, 2020	September 30, 2019	June 30, 2020

GAAP net loss	$(1,731,272)	$(417,758)	$(1,241,506)
Add back:
Depreciation and amortization	693,259	738,555	680,375
Inventory write off	-	6,143	-
Interest expense, net	126,337	184,502	145,528
Share-based compensation	157,842	155,749	105,005
Net non-cash compensation	88,200	415,438	88,200
Income tax expense	99,979	-	225
Gain on disposition of assets	(41,403)	-	-
Non-GAAP adjusted EBITDA(1)	$(607,058)	$1,082,629	$(222,173)

GAAP Revenue	$1,547,442	$5,076,215	$2,024,388
Non-GAAP Adjusted EBITDA Margin	-39.2%	21.3%	-11.0%

	Nine Months Ended
	September 30, 2020	September 30, 2019

GAAP net loss	$(2,774,732)	$(1,061,058)
Add back:
Depreciation and amortization	2,134,398	2,680,070
Inventory write off	-	142,143
Interest expense, net	444,435	538,361
Share-based compensation	369,843	473,717
Net non-cash compensation	264,600	591,838
Income tax expense	106,414	-
Gain on disposition of assets	(153,637)	(14,147)
Non-GAAP adjusted EBITDA(1)	$391,321	$3,350,924

GAAP Revenue	$8,929,593	$14,656,003
Non-GAAP Adjusted EBITDA Margin	4.4%	22.9%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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